News Release
For Release January 24, 2024
9:00 A.M.

Contact:	D. Shawn Jordan, Executive Vice President & Chief Financial Officer or
Robin D. Brown, Executive Vice President & Chief Marketing Officer
(803) 951- 2265

First Community Corporation Announces Fourth Quarter and Year End 2023 Results and Cash Dividend

Lexington, SC – January 24, 2024

Highlights

•	Net income of $3.297 million for the fourth quarter of 2023 and $11.843 million for the year of 2023.
•	Diluted EPS of $0.43 per common share for the fourth quarter of 2023 and $1.55 per common share for the year of 2023.
•	Total deposits increased $125.6 million, or 9.1%, during the year of 2023 and $19.0 million or 1.3% during the fourth quarter of 2023, an annualized growth rate of 5.0%. Total deposit growth, excluding brokered CDs, of $77.5 million during the year of 2023, a 5.6% growth rate and $19.0 million during the fourth quarter of 2023, a 5.2% annualized growth rate.
•	Total loan growth of $153.2 million, or 15.6%, during the year of 2023 and $42.4 million, or 3.9%, during the fourth quarter of the year, an annualized growth rate of 15.4%.
•	Key credit quality metrics continue to be excellent with 2023 net recoveries of $6 thousand; net loan recoveries, excluding overdrafts, of $55 thousand; non-performing assets of 0.05%; and past due loans of 0.06% at year-end 2023.
•	Investment advisory revenue of $1.176 million for the fourth quarter of 2023 and $4.511 million for the year of 2023. Assets under management (AUM) were $755.4 million at December 31, 2023, up from $674.5 million at September 30, 2023 and $558.8 million at December 31, 2022.
•	Cash dividend of $0.14 per common share, the 88th consecutive quarter of cash dividends paid to common shareholders.

Today, First Community Corporation (Nasdaq: FCCO), the holding company for First Community Bank, reported net income for the fourth quarter and year end of 2023. Net income for the fourth quarter of 2023 was $3.297 million and diluted earnings per common share were $0.43 compared to $4.043 million and $0.53 in the fourth quarter of 2022 and $1.756 million and $0.23 in the third quarter of 2023. For the year ended December 31, 2023, net income was $11.843 million compared to $14.613 million in 2022. Diluted earnings per common share were $1.55 for 2023 compared to $1.92 in 2022.

As previously reported, during the third quarter of 2023, the company sold $39.9 million of book value U.S. Treasuries in its available-for-sale portfolio. While this sale created a one-time pre-tax loss of $1.2 million, it provided additional liquidity which is being used primarily to fund loan growth. The weighted average book yield of the securities sold was 1.75% and the projected earn back period is 1.6 years. This transitions the balance sheet to be more efficient, improves net interest margin, and positions the company for higher earnings in the future.

Cash Dividend and Capital

The Board of Directors has approved a cash dividend for the fourth quarter of 2023 of $0.14 per common share. This dividend is payable on February 20, 2024 to shareholders of record of the company’s common stock as of February 6, 2024. First Community President and CEO, Mike Crapps commented, “The entire board is pleased that our performance enables the company to continue our cash dividend uninterrupted for 88 consecutive quarters.”

As previously announced, the company’s Board of Directors approved a share repurchase plan that provides for the repurchase of up to 375,000 shares of its common stock, which represented approximately 5% of the company’s 7,606,172 shares outstanding on December 31, 2023. The repurchase plan expired at the market close on December 31, 2023 and no shares were repurchased under this plan.

Each of the regulatory capital ratios for the bank exceed the well capitalized minimum levels currently required by regulatory statute. At December 31, 2023, the bank’s regulatory capital ratios (Leverage, Tier I Risk Based and Total Risk Based) were 8.45%, 12.53%, and 13.58%, respectively. This compares to the same ratios as of December 31, 2022 of 8.63%, 13.49%, and 14.54%, respectively. As of December 31, 2023, the bank’s Common Equity Tier One ratio was 12.53% compared to 13.49% at December 31, 2022. Further, the company’s Tangible Common Equity to Tangible Assets (TCE) ratio was 6.39% as of December 31, 2023 compared to 6.09% at September 30, 2023 and 6.21% as of December 31, 2022.

Tangible Book Value (TBV) per share increased during the quarter from $14.25 per share as of September 30, 2023 to $15.23 per share as of December 31, 2023.

Asset Quality

The company’s asset quality remains excellent. The non-performing assets (NPAs) were 0.05% of total assets at December 31, 2023 with $864 thousand in NPAs compared to 0.04% at September 30, 2023. The past due ratio for all loans was 0.06% at year-end 2023, unchanged from September 30, 2023. During the fourth quarter of 2023, the bank experienced net recoveries of $1 thousand with overall net recoveries for the year of 2023 of $6 thousand. Net loan recoveries excluding overdrafts were $14 thousand during the fourth quarter of 2023, with overall net loan recoveries excluding overdrafts for the year of 2023 of $55 thousand. The ratio of classified loans plus OREO now stands at 1.25% of total bank regulatory risk-based capital as of December 31, 2023 compared to 1.17% on a linked quarter and 4.47% at the end of 2022.

As a community bank focused on local businesses, professionals, organizations, and individuals, the bank has no individual or industry concentrations. In order to provide additional clarity to our commercial real estate exposure, the information below includes only non-owner occupied loans. As of December 31, 2023:

Collateral	Outstanding	% of Loan Portfolio	Average Loan Size	Weighted Avg LTV of Top 10 Loans
Retail	$88,937,718	7.8%	$966,714	57%
Warehouse & Industrial	$77,759,508	6.9%	$827,229	60%
Office	$66,187,479	5.8%	$675,382	62%
Hotel	$64,924,446	5.7%	$3,606,914	63%

It is worth noting that in our office exposure noted above, there are only four loans where the collateral is an office building in excess of 50,000 square feet of rentable space. These four loans represent $10.4 million in loan outstandings and have a weighted average loan-to-value of 33%.

Balance Sheet

Total loans increased during the fourth quarter of 2023 by $42.4 million to $1.134 billion at December 31, 2023, compared to $1.092 billion at September 30, 2023, which is an annualized growth rate of 15.4%. For the year ended December 31, 2023, loan growth was $153.2 million which is a 15.6% annual growth rate. Commercial loan production was $41.7 million during the fourth quarter of 2023 and $166.3 million for the year of 2023 with advances of unfunded commercial construction loans of $23.3 million during the quarter and $100.9 million during the year. Loan payoffs and paydowns in 2023 were down approximately 51% compared to 2022. First Community Bank President Ted Nissen noted, “Loan growth was strong in 2023; a combination of loan production and advances of unfunded commercial loans available for draws in addition to lower loan payoffs and paydowns all contributed to this growth.”

At December 31, 2023, total deposits were $1.511 billion compared to $1.385 billion at December 31, 2022, an annual growth rate of 9.1%. As previously reported, to secure a cost effective stable funding source, during the third quarter of 2023, the company issued $48.2 million in brokered certificates of deposit ranging in terms from six months to three years, with the three year term callable after six months. Total deposits, excluding brokered deposits, were $1.463 billion at December 31, 2023. The annual deposit growth rate, excluding brokered deposits, was 5.6%. Pure deposits, which are defined as total deposits less certificates of deposits, increased to $1.285 billion at December 31, 2023 from $1.281 billion at December 31, 2022. Securities sold under agreements to repurchase, which are related to customer cash management accounts or business sweep accounts, were $62.9 million at December 31, 2023 compared to $68.7 million at December 31, 2022. Total deposits increased to $1.511 billion at December 31, 2023 compared to $1.492 billion at September 30, 2023. Pure deposits were $1.285 billion at December 31, 2023 compared to $1.289 billion at September 30, 2023. Securities sold under agreements to repurchase were $62.9 million at December 31, 2023 compared to $67.2 million at September 30, 2023. Costs of deposits increased on a linked quarter basis to 1.69% in the fourth quarter from 1.32% in the third quarter of 2023. Cost of funds also increased on a linked quarter basis to 1.97% in the fourth quarter of 2023 from 1.64% in the third quarter of the year. The cumulative cycle deposit beta for cost of deposits is 32.00% and for cost of funds is 36.57%. Non-interest bearing deposits were $432.3 million, or 28.6% of total deposits, and 29.6% of total deposits excluding the brokered deposits, at December 31, 2023. Mr. Crapps commented, “A strength of our bank has been and continues to be the value of our deposit franchise. During the fourth quarter of 2023, as a result of the current rate environment, we continued to experience pressure on interest rates for interest bearing deposits, and some shift in the mix of deposits as our growth was in interest bearing deposit accounts. Thus, we saw increases in our cost of deposits and cost of funds.”

As of December 31, 2023, including brokered CDs, the bank had uninsured deposits of $436.6 million, or 28.9%, of total bank deposits. Of those uninsured deposits, $82.8 million, or 5.5%, of total bank deposits were deposits of states or political subdivisions in the U.S. which are secured or collateralized. Total uninsured deposits, excluding these deposits that are secured or collateralized, were $353.8 million, or 23.4%, of total deposits at December 31, 2023. The average balance of all customer deposit accounts as of December 31, 2023 was $27,843. The average balance for consumer accounts was $14,995 and for non-consumer accounts was $61,570. All of the above points to the granularity and the quality of the bank’s deposit franchise.

The bank has other short-term investments, primarily interest bearing cash at the Federal Reserve Bank, of $66.8 million at December 31, 2023 compared to $69.7 million at September 30, 2023. Further, the bank has additional sources of liquidity in the form of federal funds purchased lines of credit in the total amount of $85.0 million with four financial institutions and $10.0 million through the Federal Reserve Discount Window. There were no borrowings against these lines of credit as of December 31, 2023.

The bank also has substantial borrowing capacity at the Federal Home Loan Bank (FHLB) of Atlanta with an approved line of credit of up to 25% of assets. As of December 31, 2023, the bank had FHLB advances of $90.0 million. Therefore, having remaining credit availability under this facility in excess of $358.9 million, subject to collateral requirements.

Combined, the company has total remaining credit availability in excess of $453.9 million as compared to uninsured deposits (excluding deposits secured or collateralized as noted above) of $353.8 million.

The investment portfolio was $506.2 million at December 31, 2023 compared to $506.8 million at September 30, 2023. The yield increased to 3.59% during the fourth quarter of 2023 as compared to 3.42% in the third quarter of 2023. The effective duration of the total investment portfolio is 3.8 at December 31, 2023. Accumulated Other Comprehensive Loss (AOCL) improved to $28.2 million at December 31, 2023 from $33.1 million at September 30, 2023 due to an increase in market interest rates.

Mr. Crapps commented, “We are extremely excited about the success in the growth of our loan portfolio during 2023. This is reflective of the hard work of our team and the high quality of our customers and markets. Additionally, our successful deposit franchise continues to be a strength for our company as demonstrated by the stability of our deposit base during the year.”

Revenue

Net Interest Income/Net Interest Margin

Net interest income for the year of 2023 increased 2.0% to $48.9 million compared to $47.9 million for the year of 2022. On a linked quarter basis, net interest income increased to $12.3 million in the fourth quarter of 2023 from $12.1 million in the third quarter of the year, an increase of 1.6%. The net interest margin, on a taxable equivalent basis, was 2.89% for the fourth quarter of 2023 compared to 2.96% in the third quarter of 2023. The net interest margin contraction of 7 basis points was fairly consistent with the prior quarter contraction of 6 basis points. These levels are significantly less than the contraction we experienced earlier in 2023.

As previously disclosed, effective May 5, 2023, the company entered into a pay-fixed/receive-floating interest rate swap (the “Pay-Fixed Swap Agreement”) for a notional amount of $150.0 million that was designated as a fair value hedge to hedge the risk of changes in the fair value of the fixed rate loans included in the closed loan portfolio. This fair value hedge converts the hedged loans from a fixed rate to a synthetic floating SOFR rate. The Pay-Fixed Swap Agreement will mature on May 5, 2026 and the company will pay a fixed coupon rate of 3.58% while receiving the overnight SOFR rate. This interest rate swap positively impacted interest on loans by $674 thousand during the fourth quarter and $1.6 million through December 31, 2023. Loan yields and net interest margin both benefitted with an increase of 25 basis points and 16 basis points, respectively during the fourth quarter and 16 basis points and 10 basis points, respectively, through December 31, 2023.

Non-Interest Income

Total non-interest income was $2.931 million in the fourth quarter of 2023 compared to $1.864 million in the third quarter of the year and $2.513 million in the fourth quarter of 2022. Total non-interest income, for the year of 2023 was $10.421 million, compared to 2022 non-interest income of $11.569 million. Impacting non-interest income in the third quarter of 2023 was a $1.249 million loss on the sale of securities as discussed above.

Total production in the mortgage line of business in the fourth quarter of 2023 was $38.62 million which was comprised of $14.3 million in secondary market loans, $10.0 million in adjustable rate mortgages (ARMs) and $14.4 million in construction loans. Fee revenue associated with the secondary market loans was $372 thousand in the fourth quarter of 2023 with a gain-on-sale margin of 2.61%. This compares to production on a linked quarter of $41.7 million which was comprised of $17.3 million in secondary market loans, $11.4 million in ARMs, and $13.0 million in construction loans. Fee revenue associated with the secondary market loans in the third quarter of 2023 was $508 thousand with a gain-on-sale margin of 2.93%. Mr. Crapps noted, “The bank continues to have success with its adjustable rate mortgage and construction loan products. While we are still experiencing the headwinds of a higher interest rate environment and low housing inventory, we are encouraged by recent trends.”

Revenue in the investment advisory line of business was $1.176 million in the fourth quarter of 2023 compared to $1.187 million in the third quarter of 2023 and $1.033 million in the fourth quarter of 2022. Total revenue in the investment advisory line of business in 2023 was $4.511 million compared to $4.479 million in 2022. AUM ended 2023 at $755.4 million compared to $674.5 million at September 30, 2023 and $558.8 million at year-end 2022.

Non-Interest Expense

Total non-interest expense was $10.680 million, down $593 thousand from non-interest expense of $11.273 million in the third quarter of 2023. Salaries and benefits expense was down $201 thousand on a linked quarter basis, primarily due to lower incentive accruals for lower than target performance results for the year. There was a planned decrease in marketing and public relations expenses of $438 thousand in the fourth quarter related to fewer media placements in the last three months of the year. FDIC insurance assessment expense was up $79 thousand on a linked quarter.

About First Community Corporation

First Community Corporation stock trades on The NASDAQ Capital Market under the symbol “FCCO” and is the holding company for First Community Bank, a local community bank based in the Midlands of South Carolina. First Community Bank is a full-service commercial bank offering deposit and loan products and services, residential mortgage lending and financial planning/investment advisory services for businesses and consumers. First Community serves customers in the Midlands, Aiken, Upstate and Piedmont Regions of South Carolina as well as Augusta, Georgia. For more information, visit www.firstcommunitysc.com.

FORWARD-LOOKING STATEMENTS

This news release and certain statements by our management may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future plans, goals, projections and expectations, and are thus prospective. Forward looking statements can be identified by words such as “anticipate”, “expects”, “intends”, “believes”, “may”, “likely”, “will”, “plans”, “positions”, “future” or other statements that indicate future periods. Such forward-looking statements are subject to risks, uncertainties, and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Such risks, uncertainties and other factors, include, among others, the following: (1) competitive pressures among depository and other financial institutions may increase significantly and have an effect on pricing, spending, third-party relationships and revenues; (2) the strength of the United States economy in general and the strength of the local economies in which we conduct operations may be different than expected; (3) the rate of delinquencies and amounts of charge-offs, the level of allowance for loan loss, the rates of loan growth, or adverse changes in asset quality in our loan portfolio, which may result in increased credit risk-related losses and expenses; (4) changes in legislation, regulation, policies or administrative practices, whether by judicial, governmental, or legislative action; (5) adverse conditions in the stock market, the public debt markets and other capital markets (including changes in interest rate conditions) could continue to have a negative impact on the company; (6) changes in interest rates, which have and may continue to affect our deposit and funding costs, net income, prepayment penalty income, mortgage banking income, and other future cash flows, or the market value of our assets, including our investment securities; (7) technology and cybersecurity risks, including potential business disruptions, reputational risks, and financial losses, associated with potential attacks on or failures by our computer systems and computer systems of our vendors and other third parties; (8) elevated inflation which causes adverse risk to the overall economy, and could indirectly pose challenges to our customers and to our business; (9) FDIC assessment which has increased and may continue to impact our cost of doing business; (10) the adverse effects of events beyond our control that may have a destabilizing effect on financial markets and the economy, such as epidemics and pandemics, war or terrorist activities, essential utility outages, deterioration in the global economy, instability in the credit markets, disruptions in our customers’ supply chains or disruption in transportation; and (11) risks, uncertainties and other factors disclosed in our most recent Annual Report on Form 10-K filed with the SEC, or in any of our Quarterly Reports on Form 10-Q or Current Reports on Form 8-K filed with the SEC since the end of the fiscal year covered by our most recently filed Annual Report on Form 10-K, which are available at the SEC’s Internet site (http://www.sec.gov).

Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. We can give no assurance that the results contemplated in the forward-looking statements will be realized. The inclusion of this forward-looking information should not be construed as a representation by our company or any person that the future events, plans, or expectations contemplated by our company will be achieved. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

###

FIRST COMMUNITY CORPORATION

BALANCE SHEET DATA

(Dollars in thousands, except per share data)

	As of
	December 31,	September 30,	June 30,	March 31,	December 31,
	2023	2023	2023	2023	2022

Total Assets	$1,827,688	$1,793,722	$1,740,982	$1,735,398	$1,672,946
Other Short-term Investments and CD’s1	66,787	69,703	28,710	60,597	12,937
Investment Securities
Investments Held-to-Maturity	217,200	219,903	221,429	223,137	228,701
Investments Available-for-Sale	282,226	280,549	328,239	336,457	331,862
Other Investments at Cost	6,800	6,305	6,208	5,768	4,191
Total Investment Securities	506,226	506,757	555,876	565,362	564,754
Loans Held-for-Sale	4,433	5,509	4,195	1,312	1,779
Loans
Paycheck Protection Program (PPP) Loans	151	170	179	200	219
Non-PPP Loans	1,133,868	1,091,475	1,031,986	992,520	980,638
Total Loans	1,134,019	1,091,645	1,032,165	992,720	980,857
Allowance for Credit Losses - Investments	30	32	37	42	—
Allowance for Credit Losses - Loans	12,267	11,818	11,554	11,420	11,336
Allowance for Credit Losses - Unfunded Commitments	597	643	429	382	—
Goodwill	14,637	14,637	14,637	14,637	14,637
Other Intangibles	604	643	682	722	761
Total Deposits	1,511,001	1,492,026	1,420,753	1,420,157	1,385,382
Securities Sold Under Agreements to Repurchase	62,863	67,173	72,103	76,975	68,743
Federal Funds Purchased	—	—	—	—	22,000
Federal Home Loan Bank Advances	90,000	80,000	95,000	85,000	50,000
Junior Subordinated Debt	14,964	14,964	14,964	14,964	14,964
Accumulated Other Comprehensive Loss (AOCL)	(28,191)	(33,057)	(31,488)	(29,473)	(32,386)
Shareholders’ Equity	131,059	123,601	124,148	123,581	118,361

Book Value Per Common Share	$17.23	$16.26	$16.35	$16.29	$15.62
Tangible Book Value Per Common Share	$15.23	$14.25	$14.33	$14.26	$13.59
Equity to Assets	7.17%	6.89%	7.13%	7.12%	7.08%
Tangible Common Equity to Tangible Assets (TCE Ratio)	6.39%	6.09%	6.31%	6.29%	6.21%
Loan to Deposit Ratio (Includes Loans Held-for-Sale)	75.34%	73.53%	72.94%	69.99%	70.93%
Loan to Deposit Ratio (Excludes Loans Held-for-Sale)	75.05%	73.17%	72.65%	69.90%	70.80%
Allowance for Credit Losses - Loans/Loans	1.08%	1.08%	1.12%	1.15%	1.16%

Regulatory Capital Ratios (Bank):
Leverage Ratio	8.45%	8.63%	8.63%	8.68%	8.63%
Tier 1 Capital Ratio	12.53%	12.47%	13.29%	13.55%	13.49%
Total Capital Ratio	13.58%	13.50%	14.35%	14.63%	14.54%
Common Equity Tier 1 Capital Ratio	12.53%	12.47%	13.29%	13.55%	13.49%
Tier 1 Regulatory Capital	$153,859	$151,360	$150,414	$147,877	$145,578
Total Regulatory Capital	$166,752	$163,853	$162,434	$159,721	$156,914
Common Equity Tier 1 Capital	$153,859	$151,360	$150,414	$147,877	$145,578

1 Includes federal funds sold and interest-bearing deposits

FIRST COMMUNITY CORPORATION

BALANCE SHEET DATA

(Dollars in thousands, except per share data)

Average Balances:	Three months ended		Twelve months ended
	December 31,		December 31,
	2023	2022	2023	2022

Average Total Assets	$1,809,653	$1,677,109	$1,746,977	$1,652,946
Average Loans (Includes Loans Held-for-Sale)	1,121,383	969,015	1,048,118	920,379
Average Investment Securities	504,231	568,833	541,078	570,552
Average Short-term Investments and CDs[1]	69,199	24,869	42,915	50,450
Average Earning Assets	1,694,813	1,562,717	1,632,111	1,541,381
Average Deposits	1,498,773	1,416,915	1,430,935	1,417,618
Average Other Borrowings	168,994	131,470	177,264	100,722
Average Shareholders’ Equity	124,866	115,480	123,477	121,881

Asset Quality:	As of
	December 31,	September 30,	June 30,	March 31,	December 31,
	2023	2023	2023	2023	2022
Loan Risk Rating by Category (End of Period)
Special Mention	$331	$550	$565	$646	$557
Substandard	1,449	1,241	1,312	5,306	6,082
Doubtful	—	—	—	—	—
Pass	1,132,239	1,089,854	1,030,288	986,768	974,218
Total Loans	$1,134,019	$1,091,645	$1,032,165	$992,720	$980,857
Nonperforming Assets
Non-accrual Loans	$27	$61	$82	$4,126	$4,895
Other Real Estate Owned and Repossessed Assets	622	666	927	934	934
Accruing Loans Past Due 90 Days or More	215	3	1	—	2
Total Nonperforming Assets	$864	$730	$1,010	$5,060	$5,831
Accruing Trouble Debt Restructurings	$79	$81	$84	$86	$88

	Three months ended		Twelve months ended
	December 31,		December 31,
	2023	2022	2023	2022
Loans Charged-off	$—	$—	$24	$4
Overdrafts Charged-off	17	21	63	64
Loan Recoveries	(15)	(13)	(79)	(365)
Overdraft Recoveries	(3)	(4)	(14)	(12)
Net Charge-offs (Recoveries)	$(1)	$4	$(6)	$(309)
Net Charge-offs / (Recoveries) to Average Loans[2]	(0.00%)	0.00%	(0.00%)	(0.03%)

2 Annualized

FIRST COMMUNITY CORPORATION

INCOME STATEMENT DATA

(Dollars in thousands, except per share data)

	Three months ended		Three months ended		Three months ended		Three months ended		Twelve months ended
	December 31,		September 30,		June 30,		March 31,		December 31,
	2023	2022	2023	2022	2023	2022	2023	2022	2023	2022

Interest income	$20,576	$15,057	$18,734	$13,352	$17,497	$11,513	$15,890	$11,195	$72,697	$51,117
Interest expense	8,281	1,692	6,631	558	5,360	462	3,533	462	23,805	3,174
Net interest income	12,295	13,365	12,103	12,794	12,137	11,051	12,357	10,733	48,892	47,943
Provision for (release of) credit losses	399	25	474	18	186	(70)	70	(125)	1,129	(152)
Net interest income after provision for (release of) credit losses	11,896	13,340	11,629	12,776	11,951	11,121	12,287	10,858	47,763	48,095
Non-interest income
Deposit service charges	271	190	240	243	220	262	232	265	963	960
Mortgage banking income	372	290	508	290	371	481	155	839	1,406	1,900
Investment advisory fees and non-deposit commissions	1,176	1,033	1,187	1,053	1,081	1,195	1,067	1,198	4,511	4,479
Gain (loss) on sale of securities	—	—	(1,249)	—	—	—	—	—	(1,249)	—
Gain (loss) on sale of other assets	—	(74)	46	—	105	(45)	—	—	151	(119)
Other non-recurring income	—	(2)	—	—	121	5	—	4	121	7
Other	1,112	1,076	1,132	1,087	1,153	1,111	1,121	1,068	4,518	4,342
Total non-interest income	2,931	2,513	1,864	2,673	3,051	3,009	2,575	3,374	10,421	11,569
Non-interest expense
Salaries and employee benefits	6,412	6,690	6,613	6,373	6,508	6,175	6,331	6,119	25,864	25,357
Occupancy	738	725	776	786	813	786	830	705	3,157	3,002
Equipment	437	351	416	331	377	329	336	332	1,566	1,343
Marketing and public relations	171	289	609	163	370	446	346	361	1,496	1,259
FDIC assessment	290	112	211	121	221	105	182	130	904	468
Other real estate expenses	30	213	21	19	(30)	29	(133)	47	(112)	308
Amortization of intangibles	40	40	39	39	40	40	39	39	158	158
Other	2,562	2,274	2,588	2,585	2,456	2,278	2,505	2,221	10,111	9,358
Total non-interest expense	10,680	10,694	11,273	10,417	10,755	10,188	10,436	9,954	43,144	41,253
Income before taxes	4,147	5,159	2,220	5,032	4,247	3,942	4,426	4,278	15,040	18,411
Income tax expense	850	1,116	464	1,081	920	812	963	789	3,197	3,798
Net income	$3,297	$4,043	$1,756	$3,951	$3,327	$3,130	$3,463	$3,489	$11,843	$14,613

Per share data
Net income, basic	$0.43	$0.54	$0.23	$0.52	$0.44	$0.42	$0.46	$0.46	$1.56	$1.94
Net income, diluted	$0.43	$0.53	$0.23	$0.52	$0.43	$0.41	$0.45	$0.46	$1.55	$1.92

Average number of shares outstanding - basic	7,579,513	7,537,227	7,571,994	7,531,104	7,564,928	7,526,284	7,555,080	7,518,375	7,567,819	7,527,496
Average number of shares outstanding - diluted	7,658,610	7,619,524	7,654,962	7,607,909	7,654,817	7,607,349	7,644,440	7,594,840	7,646,874	7,609,487
Shares outstanding period end	7,606,172	7,577,912	7,600,023	7,572,517	7,593,759	7,566,633	7,587,763	7,559,760	7,606,172	7,577,912

Return on average assets	0.72%	0.96%	0.40%	0.94%	0.77%	0.76%	0.83%	0.87%	0.68%	0.88%
Return on average common equity	10.48%	13.89%	5.57%	13.17%	10.75%	10.82%	11.70%	10.31%	9.59%	11.99%
Return on average tangible common equity	11.93%	16.03%	6.35%	15.14%	12.26%	12.48%	13.42%	11.63%	10.95%	13.73%
Net interest margin (non taxable equivalent)	2.88%	3.39%	2.95%	3.26%	3.00%	2.90%	3.17%	2.87%	3.00%	3.11%
Net interest margin (taxable equivalent)	2.89%	3.42%	2.96%	3.29%	3.02%	2.93%	3.19%	2.91%	3.01%	3.14%
Efficiency ratio[1]	69.92%	66.53%	74.01%	66.78%	71.52%	71.60%	69.43%	69.93%	71.23%	68.60%

1 Calculated by dividing non-interest expense by net interest income on tax equivalent basis and non interest income, excluding loss on sale of securities, gain (loss) on sale of other assets and other non-recurring noninterest income.

FIRST COMMUNITY CORPORATION

Yields on Average Earning Assets and

Rates on Average Interest-Bearing Liabilities

	Three months ended December 31, 2023			Three months ended December 31, 2022
	Average	Interest	Yield/	Average	Interest	Yield/
	Balance	Earned/Paid	Rate	Balance	Earned/Paid	Rate
Assets
Earning assets
Loans
PPP loans	$158	$1	2.51%	$228	$1	1.74%
Non-PPP loans	1,121,225	15,039	5.32%	968,787	10,826	4.43%
Total loans	1,121,383	15,040	5.32%	969,015	10,827	4.43%
Non-taxable securities	50,063	363	2.88%	52,561	385	2.91%
Taxable securities	454,168	4,201	3.67%	516,272	3,599	2.77%
Int bearing deposits in other banks	69,101	971	5.57%	24,869	246	3.92%
Fed funds sold	98	1	4.05%	—	—	NA
Total earning assets	1,694,813	20,576	4.82%	1,562,717	15,057	3.82%
Cash and due from banks	23,848			26,260
Premises and equipment	30,813			31,926
Goodwill and other intangibles	15,260			15,418
Other assets	56,968			52,102
Allowance for credit losses - investments	(32)			—
Allowance for credit losses - loans	(12,017)			(11,314)
Total assets	$1,809,653			$1,677,109

Liabilities
Interest-bearing liabilities
Interest-bearing transaction accounts	$297,972	$645	0.86%	$334,724	$135	0.16%
Money market accounts	397,258	3,297	3.29%	304,784	559	0.73%
Savings deposits	119,602	114	0.38%	162,876	37	0.09%
Time deposits	241,795	2,345	3.85%	135,882	144	0.42%
Fed funds purchased	—	—	NA	5,674	51	3.57%
Securities sold under agreements to repurchase	70,008	492	2.79%	73,310	148	0.80%
FHLB Advances	84,022	1,074	5.07%	37,522	370	3.91%
Other long-term debt	14,964	314	8.33%	14,964	248	6.58%
Total interest-bearing liabilities	1,225,621	8,281	2.68%	1,069,736	1,692	0.63%
Demand deposits	442,146			478,649
Allowance for credit losses - unfunded commitments	643			—
Other liabilities	16,377			13,244
Shareholders’ equity	124,866			115,480
Total liabilities and shareholders’ equity	$1,809,653			$1,677,109

Cost of deposits, including demand deposits			1.69%			0.25%
Cost of funds, including demand deposits			1.97%			0.43%
Net interest spread			2.14%			3.19%
Net interest income/margin		$12,295	2.88%		$13,365	3.39%
Net interest income/margin (tax equivalent)		$12,343	2.89%		$13,486	3.42%

FIRST COMMUNITY CORPORATION

Yields on Average Earning Assets and

Rates on Average Interest-Bearing Liabilities

	Twelve months ended December 31, 2023			Twelve months ended December 31, 2022
	Average	Interest	Yield/	Average	Interest	Yield/
	Balance	Earned/Paid	Rate	Balance	Earned/Paid	Rate
Assets
Earning assets
Loans
PPP loans	$183	$5	2.73%	$336	$49	14.58%
Non-PPP loans	1,047,935	52,312	4.99%	920,043	39,185	4.26%
Total loans	1,048,118	52,317	4.99%	920,379	39,234	4.26%
Non-taxable securities	50,726	1,471	2.90%	52,501	1,525	2.90%
Taxable securities	490,352	16,715	3.41%	518,051	9,725	1.88%
Int bearing deposits in other banks	42,859	2,191	5.11%	50,435	633	1.26%
Fed funds sold	56	3	5.36%	15	—	0.00%
Total earning assets	1,632,111	72,697	4.45%	1,541,381	51,117	3.32%
Cash and due from banks	25,278			27,034
Premises and equipment	31,145			32,274
Goodwill and other intangibles	15,319			15,476
Other assets	54,840			48,031
Allowance for credit losses - investments	(39)			—
Allowance for credit losses - loans	(11,677)			(11,250)
Total assets	$1,746,977			$1,652,946

Liabilities
Interest-bearing liabilities
Interest-bearing transaction accounts	$307,415	$1,760	0.57%	$336,115	$273	0.08%
Money market accounts	361,994	9,721	2.69%	308,473	943	0.31%
Savings deposits	133,010	307	0.23%	157,626	102	0.06%
Time deposits	178,339	4,775	2.68%	146,112	531	0.36%
Fed funds purchased	1,100	52	4.73%	1,496	53	3.54%
Securities sold under agreements to repurchase	74,586	1,658	2.22%	74,805	227	0.30%
FHLB Advances	86,614	4,345	5.02%	9,457	370	3.91%
Other long-term debt	14,964	1,187	7.93%	14,964	675	4.51%
Total interest-bearing liabilities	1,158,022	23,805	2.06%	1,049,048	3,174	0.30%
Demand deposits	450,177			469,292
Allowance for credit losses - unfunded commitments	464			—
Other liabilities	14,837			12,725
Shareholders’ equity	123,477			121,881
Total liabilities and shareholders’ equity	$1,746,977			$1,652,946

Cost of deposits, including demand deposits			1.16%			0.13%
Cost of funds, including demand deposits			1.48%			0.21%
Net interest spread			2.39%			3.01%
Net interest income/margin		$48,892	3.00%		$47,943	3.11%
Net interest income/margin (tax equivalent)		$49,176	3.01%		$48,455	3.14%

The tables below provide a reconciliation of non-GAAP measures to GAAP for the periods indicated:

	December 31,	September 30,	June 30,	March 31,	December 31,
Tangible book value per common share	2023	2023	2023	2023	2022
Tangible common equity per common share (non-GAAP)	$15.23	$14.25	$14.33	$14.26	$13.59
Effect to adjust for intangible assets	2.00	2.01	2.02	2.03	2.03
Book value per common share (GAAP)	$17.23	$16.26	$16.35	$16.29	$15.62
Tangible common shareholders’ equity to tangible assets
Tangible common equity to tangible assets (non-GAAP)	6.39%	6.09%	6.31%	6.29%	6.21%
Effect to adjust for intangible assets	0.78%	0.80%	0.82%	0.83%	0.87%
Common equity to assets (GAAP)	7.17%	6.89%	7.13%	7.12%	7.08%

Return on average tangible common equity	Three months ended December 31,		Three months ended September 30,		Three months ended June 30,		Three months ended March 31,		Twelve months ended December 31,
	2023	2022	2023	2022	2023	2022	2023	2022	2023	2022
Return on average tangible common equity (non-GAAP)	11.93%	16.03%	6.35%	15.14%	12.26%	12.48%	13.42%	11.63%	10.95%	13.73%
Effect to adjust for intangible assets	(1.45)%	(2.14)%	(0.78)%	(1.97)%	(1.51)%	(1.66)%	(1.72)%	(1.32)%	(1.36)%	(1.74)%
Return on average common equity (GAAP)	10.48%	13.89%	5.57%	13.17%	10.75%	10.82%	11.70%	10.31%	9.59%	11.99%

	Three months ended			Twelve months ended
	December 31,	September 30,	December 31,	December 31,
Pre-tax, pre-provision earnings	2023	2023	2022	2023	2022
Pre-tax, pre-provision earnings (non-GAAP)	$4,546	$2,694	$5,184	$16,169	$18,259
Effect to adjust for pre-tax, pre-provision earnings	(1,249)	(938)	(1,141)	(4,326)	(3,646)
Net Income (GAAP)	$3,297	$1,756	$4,043	$11,843	$14,613

	December 31,	September 30,	Growth	Annualized Growth
Loans and loan growth	2023	2023	Dollars	Rate
Non-PPP Loans and Related Credit Facilities (non-GAAP)	$1,133,868	$1,091,475	$42,393	15.4%
PPP Related Credit Facilities	0	0	0	0%
Non-PPP Loans (non-GAAP)	$1,133,868	$1,091,475	$42,393	15.4%
PPP Loans	151	170	(19)	(44.3)%
Total Loans (GAAP)	$1,134,019	$1,091,645	$42,374	15.4%

	December 31,	December 31,	Growth	Annualized Growth
Loans and loan growth	2023	2022	Dollars	Rate
Non-PPP Loans and Related Credit Facilities (non-GAAP)	$1,133,868	$980,638	$153,230	15.6%
PPP Related Credit Facilities	0	0	0	0%
Non-PPP Loans (non-GAAP)	$1,133,868	$980,638	$153,230	15.6%
PPP Loans	151	219	(68)	(31.1)%
Total Loans (GAAP)	$1,134,019	$980,857	$153,162	15.6%

Certain financial information presented above is determined by methods other than in accordance with generally accepted accounting principles (“GAAP”). These non-GAAP financial measures include “Tangible book value per common share,” “Tangible common shareholders’ equity to tangible assets,” “Return on average tangible common equity,” “Pre-tax, pre-provision earnings,” “Non-PPP Loans and Related Credit Facilities,” and “Non-PPP Loans.”

•	“Tangible book value per common share” is defined as total equity reduced by recorded intangible assets divided by total common shares outstanding.
•	“Tangible common shareholders’ equity to tangible assets” is defined as total common equity reduced by recorded intangible assets divided by total assets reduced by recorded intangible assets.
•	“Return on average tangible common equity” is defined as net income on an annualized basis divided by average total equity reduced by average recorded intangible assets.
•	“Pre-tax, pre-provision earnings” is defined as net interest income plus non-interest income, reduced by non-interest expense.
•	“Non-PPP Loans and Related Credit Facilities” is defined as Total Loans less PPP Related Credit Facilities and PPP Loans.
•	“Non-PPP Loans” is defined as Total Loans less PPP Loans.
•	“Non-PPP Loans and Related Credit Facilities Growth - Dollars” is calculated by taking the difference between two time periods compared for Total Loans less PPP Loans and PPP Related Credit Facilities. “Non-PPP Loans and Related Credit Facilities – Annualized Growth Rate” is calculated by (i) dividing “Non-PPP Loans and Related Credit Facilities Loan Growth - Dollars” by the number of days between the two time periods compared (ii) times the number of days in the year (iii) divided by the prior time period Non-PPP Loans and Related Credit Facilities balance.
•	“Non-PPP Loans Growth - Dollars” is calculated by taking the difference between two time periods compared for Total Loans less PPP Loans. “Non-PPP Loans – Annualized Growth Rate” is calculated by (i) dividing “Non-PPP Loans Loan Growth - Dollars” by the number of days between the two time periods compared (ii) times the number of days in the year (iii) divided by the prior time period Non-PPP Loans balance.

Our management believes that these non-GAAP measures are useful because they enhance the ability of investors and management to evaluate and compare our operating results from period-to-period in a meaningful manner. Non-GAAP measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the company’s results as reported under GAAP.